Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2025, in the Registration Statement (Form S-4) and related Prospectus of The Dayton Power & Light Company for the registration of $375,000,000 of its 4.550% First Mortgage Bonds due 2030.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 5, 2025